Exhibit 2

Item 9 Information

Notice of Dissolution of a Group

On February 7, 2014, W. Kent Taylor and LD Holdings LLC (the “Prior Group”) jointly filed Amendment No. 9 to Schedule 13G with respect to the Common Stock of Texas Roadhouse, Inc. Notice is hereby given that as of December 31, 2014, Mr. Taylor and LD Holdings LLC are no longer members of the Prior Group. Accordingly, the Prior Group has been dissolved and all further filings with respect to transactions in the Common Stock will be filed, if required, by members of the group, in their individual capacity.